Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Niagen Bioscience, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock $0.001 par value per share(1)	(1)	Other	650,000	$8.98	$5,837,000.00	0.0001531	$893.65

Total Offering Amounts:							$5,837,000.00		893.65
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$893.65

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Offering Note(s)

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock, par value $0.001 per share (“Common Stock”) that become issuable under the Niagen Bioscience., Inc. Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”), by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Common Stock, as applicable.

Represents shares of the Registrant’s Common Stock that may be issued under the Employee Stock Purchase Plan.

Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $8.98 per share, the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Capital Market on August 1, 2025, a date that is within five business days prior to the filing of this Registration Statement.